Exhibit 14
UNIVESRAL BIOSENSORS, INC.
Code of Ethics for Senior Financial Officers
     This Code of Ethics shall apply to Universal Biosensors, Inc.’s and its subsidiary Universal Biosensors Pty Ltd (the “Company”) Senior Financial Officers. “Senior Financial Officers” shall include the principal executive officer, the principal financial officer, the principal accounting officer or controller, and persons forming similar functions.
     To the best of their knowledge and ability, the Senior Financial Officers shall:
•	act with honesty and integrity, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	avoid conflicts of interest and disclose to the chair of the Audit & Compliance Committee of the Board of Directors and to the Company’s Chairman any material transaction or relationship that reasonably could be expected to give rise to such conflict;
•	provide full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities Exchange Commission (“Commission”) and other applicable regulatory bodies and in other public communications made by the Company;
•	comply with applicable governmental laws, rules and regulations, as well as the rules and regulations of self-regulatory organizations of which the Company is a member;
•	take all reasonable measures to protect the confidentiality of non-public information about the Company and its customers obtained or created in the course of employment and to prevent the unauthorized disclosure of such information unless required by applicable law or regulation or regulatory process; and
•	promptly report any possible violation of this Code of Ethics to the chair of the Audit & Compliance Committee of the Board of Directors and to the Chairman of the Company.
     The failure to observe the terms of this Code of Ethics may result in disciplinary action, up to an including termination of employment. Violations of this Code of Ethics may also constitute violations of law and may result in civil and criminal penalties.
     The Board of Directors, or such committee as it shall designate, shall have the sole and absolute discretionary authority to approve any deviation or waiver from this Code of Ethics. Any change in or waiver of this Code of Ethics, and the grounds for such waiver, shall be promptly disclosed on the Company’s website.